Exhibit 5

Warner Norcross + Judd LLP
150 Ottawa Avenue NW

Suite 1500
Grand Rapids, Michigan 49503-2832

616-752-2000

www.wnj.com

October 23, 2025

Horizon Bancorp, Inc.

515 Franklin Street

Michigan City, Indiana 46360

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are special securities counsel to Horizon Bancorp, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the offering by the Company of up to $100,000,000 aggregate principal amount of the Company’s 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of August 29, 2025 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

We are familiar with the proceedings taken by the Company in connection with the authorization of the New Notes pursuant to the exchange offer described in the Registration Statement. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that, when (i) the Registration Statement has become effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, such New Notes will constitute binding obligations of the Company, except that the binding nature thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Indiana (excluding municipal and other local ordinances, codes and regulations), the laws of the State of New York (excluding municipal and other local ordinances, codes and regulations) and the federal laws of the United States. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to the use of our name under the caption “Legal Matters” in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered for the purposes of Part II, Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Warner Norcross + Judd LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner